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                                                                     EXHIBIT 8.1


                                                   August 4, 1998




Insignia Financial Group, Inc.
One Insignia Financial Plaza
Greenville, South Carolina  29601

Insignia/ESG, Inc.
200 Park Avenue
New York, New York 10152

Ladies and Gentlemen:

        You have requested our opinion concerning certain U.S. federal income tax consequences in connection with the transactions contemplated by the Amended and Restated Agreement and Plan of Merger, dated as of May 26, 1998 (the "Merger Agreement"), by and among Apartment Investment and Management Company ("AIMCO"), AIMCO Properties, L.P., Insignia Financial Group, Inc. and Insignia/ESG Holdings, Inc. All capitalized terms used herein, unless otherwise specified, shall have the meanings ascribed to them in the Merger Agreement.

        We have acted as counsel to AIMCO in connection with the Merger and are delivering this opinion pursuant to the Merger Agreement. In formulating our opinion, we have reviewed the Merger Agreement and such other documentation and information provided by AIMCO, Insignia Properties Trust and you as is relevant to the Merger. In addition, AIMCO has provided us with certain representations and covenants of officers of AIMCO relating to, among other things, the actual and proposed operation of AIMCO. For purposes of this opinion, we have not made an independent investigation of the facts set forth in such documents and representations. We have, consequently, assumed, and relied on AIMCO's representation that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinion. No facts have come to our attention, however, that would cause us to question the accuracy and completeness

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Insignia Financial Group, Inc.
Insignia/ESG, Inc.
August 4, 1998
Page 2

of such facts or documents in a material way. We have also relied upon the opinion of Shumaker, Loop & Kendrick dated October 18, 1995 with respect to certain matters of Florida law and the opinion of Altheimer & Gray dated May 8, 1998 with respect to the qualification as a REIT of Ambassador Apartments, Inc., a Maryland corporation, for its taxable year ended December 31, 1994 and all subsequent taxable years ending on or before May 8, 1998 (including the short taxable year ending immediately prior to May 8, 1998). In addition, we have assumed the qualification of Insignia Properties Trust as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code") and relied upon the opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. dated August 4, 1998 in this regard. We have also relied upon the opinion of Ballard, Spahr, Andrews & Ingersoll dated August 4, 1998 with respect to certain matters of Maryland law.

        In rendering our opinion, we have assumed that the transactions contemplated by the foregoing documents have been or will be consummated in accordance with their terms, and that such documents accurately reflect the material facts of such transactions. In addition, our opinion is based on the correctness of the following specific assumptions: (i) each of AIMCO, the Subsidiaries, Property Asset Management Services, Inc., AIMCO/NHP Holdings, Inc., AIMCO/NHP Properties, Inc., NHP Management Company, NHP A&R Services, Inc., the corporationto which AIMCO will contribute certain non-qualifying assets of IFG acquired by AIMCO in the Merger and each "qualified REIT subsidiary" of AIMCO (within the meaning of section 856(i)(2) of the Code, has been and will continue to be operated in accordance with the laws of the jurisdiction in which it was formed; and (ii) there have been no changes in the applicable laws of the State of Maryland or any other state under the laws of which any of the Subsidiaries have been formed. In rendering our opinion, we have also considered and relied upon the Code, the regulations promulgated hereunder (the "Regulations"), administrative rulings and other interpretations of the Code and the Regulations by the courts and the Internal Revenue Service, all as they exist as of the date hereof. With respect to the latter assumption, it should be noted that such Code, Regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Any material change which is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions herein.

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Insignia Financial Group, Inc.
Insignia/ESG, Inc.
August 4, 1998
Page 3




        We express no opinion as to the laws of any jurisdiction other than the Federal laws of the United States of America to the extent specifically referred to herein.

        Based on the foregoing, we are of the opinion that, commencing with AIMCO's initial taxable year ended December 31, 1994, AIMCO was organized in conformity with the requirements for qualification as a real estate investment trust ("REIT") under the Code, and its actual method of operation has enabled, and after giving effect to the Merger its proposed method of operation will enable, AIMCO to meet the requirements for qualification and taxation as a REIT. AIMCO's qualification and taxation as a REIT depend upon its ability to meet, through actual annual operating results, certain requirements, including requirements relating to distribution levels and diversity of stock ownership, and the various qualification tests imposed under the Code, the results of which will not be reviewed by us. Accordingly, no assurance can be given that the actual results of AIMCO's operation for any one taxable year will satisfy the requirements for taxation as a REIT under the Code.

        Other than as expressly stated above, we express no opinion on any issue relating AIMCO or any investment therein.

        This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented, or assumed herein or any subsequent changes in applicable law. This opinion is for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose, except that we consent in accordance with the requirements of Item 601(a)(23) of Regulation S-K under the Securities Act, to the filing of this opinion as Exhibit 8.1 of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                            Very truly yours,


                                            /s/ SKADDEN, ARPS, SLATE, MEAGHER
                                                AND FLOM, LLP

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                                 August 4, 1998



Apartment Investment and Management Company
1873 South Bellaire Street
17th Floor
Denver, Colorado 80222-4348

Ladies and Gentlemen:

                 We have acted as counsel to you in connection with the proposed merger (the "Merger") of Insignia Financial Group, Inc. ("IFG") with and into Apartment Management and Investment Company ("AIMCO"). This opinion letter is being furnished to you pursuant to Section 8.2(f) of the Amended and Restated Agreement and Plan of Merger, dated as of May 26, 1998 (the "Merger Agreement"), by and among AIMCO, AIMCO Properties, L.P., IFG and Insignia/ESG Holdings, Inc. ("Spinco"). Unless otherwise specified herein, all capitalized terms shall have the meanings ascribed to them in the Merger Agreement.

                 We have examined and relied upon the accuracy and completeness of the facts, information, covenants, statements and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Proxy Statement/Prospectus filed by AIMCO and IFG with the Securities and Exchange Commission on August 4, 1998 (the "Registration Statement") and such other documents and information as we have deemed necessary or appropriate as a basis for the opinions set forth below. Our opinions are expressly conditioned on, among other things, the accuracy as of the date hereof, and the continuing accuracy of all of such facts, information, covenants, statements and representations up to and including the Effective Time.

                 In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We have also assumed that the contemplated transactions will be
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Apartment Investment and Management Company
August 4, 1998
Page 2


consummated at the Effective Time in accordance with the terms of the Merger Agreement. In addition, we have, with your consent, relied upon statements, representations and covenants contained in certificates executed by officers of AIMCO and IFG dated August 4, 1998 (the "Tax Certificates"), and we have assumed that the Tax Certificates are true, complete and accurate as of the date hereof and that the Tax Certificates will be true, complete and accurate, and re-executed, as of the Effective Time. We have also relied upon the opinion of Ballard, Spahr, Andrews & Ingersoll dated August 3, 1998 with respect to certain matters of Maryland law.

                 In rendering our opinions, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder (the "Regulations"), judicial decisions, rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that such Code, Regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Our opinions are expressly conditioned upon there being no material change in such authorities prior to the Effective Time. In addition, a material change in the authorities or the facts, information, covenants, statements, representations or assumptions upon which our opinion is based could affect our conclusions herein.

                 Based solely upon and subject to the foregoing, we are of the opinion that the Merger will qualify as a reorganization pursuant to Section 368(a) of the Code. We are also of the opinion that the discussion in the Prospectus under the caption "Federal Income Tax Consequences To Insignia Stockholders - The Merger" and the caption "Federal Income Tax Consequences Related to an Investment in AIMCO" is a fair and accurate summary of the material Federal income tax consequences of the Merger to an Insignia stockholder and AIMCO, and the Federal income tax consequences of the acquisition, ownership and disposition of AIMCO stock generally, subject to the qualifications set forth therein.

                 Except as set forth above, we express no opinion to any party as to any consequences of the Merger, any transactions related thereto or any issue relating to AIMCO or any investment therein. This opinion letter is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented, or assumed herein or any subsequent changes in applicable law. This opinion letter is for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose, except that we consent in accordance with the requirements of Item 601(a)(23) of Regulation S-K under the Securities Act, to the filing of this opinion as Exhibit 8.1 of the Registration Statement. In
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Apartment Investment and Management Company
August 4, 1998
Page 3


giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.


                                                Very truly yours,

                                                /s/ SKADDEN, ARPS, SLATE,
                                                MEAGHER & FLOM LLP